Exhibit 10.9

THE PEP BOYS

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective as of January 31, 2014

ARTICLE 1

HISTORY AND PURPOSE

In recognition of the services provided by certain key employees, the Board adopted the Plan to make additional retirement benefits and increased financial security, on a tax-favored basis, available to those individuals.  The Plan was previously amended and restated, effective as of January 1, 2005, to incorporate the applicable provisions of section 409A of the Code and regulations issued thereunder with respect to amounts covered by the Plan subject to such requirements.  The Plan was then further amended and restated, effective as of January 1, 2009, to implement changes into the Plan that were required pursuant to and consistent with section 409A of the Code and the final regulations issued thereunder.  The Plan is now amended and restated, effective as of January 31, 2014, to cease the automatic Matching Contributions under Section 4.2(a) of the Plan with respect to Voluntary Bonus Deferrals for Bonuses that relate to Fiscal Years that commence after January 31, 2014.  This Plan document covers any Participant who was entitled to receive a benefit from the Plan as of January 30, 2014, but did not receive payment of his benefit under the Plan as of such date, as well as any individual who becomes a Participant in the Plan on or after January 31, 2014.  The rights and benefits of any Participant who commenced benefit payments prior to January 31, 2014 are governed by the terms of the Plan as it existed prior to January 31, 2014.  The Plan, as amended and restated herein, is intended to be maintained and operated in accordance with the requirements of section 409A of the Code.  All capitalized terms in this Article 1 shall be as defined in Article 2 below.  The amended and restated Plan reads as follows:

ARTICLE 2

DEFINITIONS

2.1          Definitions.  The following words and phrases, when used in this Plan, shall have the following meanings:

Affiliate means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  “Affiliate” also includes any other organization related to the Company that is designated as such by the Board.

Associate means any individual employed by the Employer on a regular, full-time basis at the manager level or above (determined in accordance with the personnel policies and practices of the Employer), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Associate” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of sections 201, 301 and 401 of ERISA whose Compensation is within the top 5% of all Associates of the Employer ranked by Compensation.

Base Salary means, for each Associate, his annual rate of base salary for the Plan Year, before any reduction for amounts deferred by the Participant pursuant to any Code section 401(k) plan or Code section 125 plan or pursuant to this Plan.

Base Salary Deferral means that portion of Base Salary as to which a Participant has made an annual irrevocable election to defer receipt until the date specified under the In-Service Distribution Option or the Retirement Distribution Option.

Beneficiary means the person or persons (natural or otherwise) designated by the Participant in accordance with Section 9.3.

Board means the Board of Directors of the Company.

Bonus means the amount earned by an Associate under the Employer’s Annual Incentive Bonus Plan, or any other bonus plan that replaces such plan, for the performance period that commences during such Plan Year.

Cause means (i) the continued failure of the Associate to perform substantially his duties with the Employer (other than such failure resulting from an Associate’s Disability), (ii) any act by the Associate of illegality, dishonesty or fraud in connection with the Associate’s employment, (iii) the willful engaging by the Associate in gross misconduct which is demonstrably and materially injurious to the Employer or its affiliates, (iv) the Associate’s conviction of or pleading guilty or no contest to a felony, or (v) a violation of the Associate’s employment agreement or non-competition agreement with the Employer.

Code means the Internal Revenue Code of 1986, as amended from time to time and includes any regulations issued thereunder.

Company means The Pep Boys — Manny, Moe & Jack.

Company Stock Fund means the Deemed Investment Option under the Plan for which the rate of return credited to a Participant’s Distribution Accounts shall be based on the actual performance of the common stock of the Company.

Compensation means the sum of the Associate’s Base Salary and Bonus for the Plan Year.

Deemed Investment Options means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Accounts.

Disability or Disabled means a medically determinable physical or mental impairment of a permanent nature which prevents a Participant from performing his customary employment duties without endangering his health and which would qualify the Participant for Social Security disability benefits or a benefit under the Pep Boys — Manny, Moe & Jack Long Term Disability Salary Continuation Plan.

Distribution Account means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Account(s) established on the books of the Employer which is used solely to calculate the aggregate amount payable to each Participant.

Distribution Option means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

Distribution Option Period means a Plan Year for which an Eligible Associate elects, in the Enrollment Agreement for deferrals of Compensation for a Plan Year, the time and manner of payment of amounts credited to the Eligible Associate’s In-Service Distribution Option Account for such Plan Year.  For deferrals of Compensation for a particular Plan Year, the Distribution Option Period must be no sooner than the third Plan Year following the Plan Year for which the Compensation is deferred for that Distribution Option Period.

Eligible Associate means any Associate who is designated by the Plan Administrator as eligible to participate in the Plan.

Employer means the Company and any Affiliate.

Enrollment Agreement means the authorization form which an Eligible Associate files with the Plan Administrator to participate in the Plan.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Fiscal Year means the fiscal year of the Company which ends on the Saturday nearest January 31 in each year.

In-Service Distribution Account means a separate sub-account under the Distribution Account maintained for a Participant to which Base Salary Deferrals, Voluntary Bonus Deferrals and Matching Contributions are credited pursuant to the In-Service Distribution Option for each Plan Year.

In-Service Distribution Option means the Distribution Option pursuant to which benefits are payable in accordance with Section 6.2.

Matching Contributions are those credits made to the Participant’s Distribution Account by the Company pursuant to Section 4.2.

Normal Retirement Age means age 62.

Participant means an Eligible Associate who has filed a completed and executed Enrollment Agreement with the Plan Administrator or its designee and is participating in the Plan in accordance with the provisions of Article 4.  In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian.  An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Distribution Account(s).

Plan means this plan, called The Pep Boys Deferred Compensation Plan, as may be amended from time to time.

Plan Administrator means the committee appointed by the Board to act as the administrator of the Plan.

Plan Year means the 12 month period beginning on each January 1 and ending on the following December 31.

Retirement means a Participant’s Separation From Service with the Employer, for a reason other than death, at or after age 55.

Retirement Distribution Account means a separate sub-account under the Distribution Account maintained for a Participant to which Base Salary Deferrals, Voluntary Bonus Deferrals and Matching Contributions are credited pursuant to the Retirement Distribution Option for all Plan Years.

Retirement Distribution Option means the Distribution Option pursuant to which benefits are payable on account of a Separation From Service in accordance with Section 6.1.

Separation Date means the last day on which the Participant is employed by an Employer on account of a Separation From Service.

Separation From Service means a Participant’s separation from service with the Employer within the meaning of section 409A of the Code and the regulations thereunder.

Specified Employee means any Participant who, at any time during the twelve month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under section 409A of the Code, as determined by the Company (or its delegate).  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

Tier I Participant means a Participant who is employed as an officer of the Company.

Tier II Participant means a Participant other than a Tier I Participant.

Unforeseeable Emergency means the Participant has experienced an “unforeseeable emergency” within the meaning of Treas. Reg. §1.409A-3(i)(3)(i).

Voluntary Bonus Deferral means the portion of the Participant’s Bonus earned in a Plan Year, as to which a Participant has made an annual irrevocable election to defer receipt until the date specified under the In-Service Distribution Option or the Retirement Distribution Option.

2.2          Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

ARTICLE 3

ADMINISTRATION OF THE PLAN AND DISCRETION

3.1          The Plan Administrator shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan.  All actions taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Employer, the Board, all Participants, all Beneficiaries and all persons and entities having an interest therein and the Enrollment Agreement of each Participant shall constitute that Participant’s acknowledgement and acceptance of the Plan Administrator’s authority and discretion.

3.2          The Plan Administrator shall serve without compensation for their services unless otherwise determined by the Board.  All expenses of administering the Plan shall be paid by the Company.

3.3          The Company shall indemnify, defend and hold the Plan Administrator harmless from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

3.4          Any decisions, actions or interpretations to be made under the Plan by the Company, the Employer, the Board or Plan Administrator shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE 4

PARTICIPATION

4.1          Election to Participate.

(a)           Annually, all Eligible Associates will be offered the opportunity to make a Base Salary Deferral and a Voluntary Bonus Deferral with respect to Base Salary and Bonus to be earned in the following Plan Year.  Any Eligible Associate may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Plan Administrator by a date set by the Plan Administrator, but in any event prior to the last day of the preceding Plan Year.  Pursuant to said Enrollment Agreement, the Eligible Associate shall irrevocably elect, except as otherwise provided herein, (1) the percentages, in whole percentages, by which (as a result of payroll reduction) an amount equal to any whole percentage of the Participant’s Base Salary and/or Bonus to be earned during that Plan Year will be deferred, (2) the Distribution Accounts to which such amounts will be credited, (3) the time of distribution from the designated Distribution Accounts for such Plan Year, and (4) shall provide such other information as the Plan Administrator shall require.  The Company may establish minimum or maximum amounts of Base Salary Deferrals and Voluntary Bonus Deferrals that may be elected under this Section and may change such standards from time to time; provided, that any such limits shall be communicated by the Company to the Plan Administrator and by the Plan Administrator to the Participants prior to the commencement of a Plan Year.  With respect to an election relating to a deferral to an In-Service Distribution Account for a particular Plan Year, in no event shall the date selected be sooner than the third Plan Year following the Plan Year for which the Compensation is deferred for that Distribution Option Period.

(b)           In the Enrollment Agreement filed with the Plan Administrator for each Distribution Option, the Participant shall allocate his deferrals for the Plan Year between the Distribution Options in increments of ten percent and elect the time and manner of distributions from such Distribution Accounts.  A Participant’s execution of the Enrollment Agreement shall also constitute acknowledgment that all decisions, interpretations and determinations by the Plan Administrator shall be final and binding on the Company, the Employer, the Participant, his Beneficiaries and any other persons having or claiming an interest hereunder on behalf of the Participant.

(c)           Notwithstanding the provisions of subsection (a):

(1)           a Participant who incurs an Unforeseeable Emergency may elect to cancel future Base Salary Deferrals and Voluntary Bonus Deferrals being made on his behalf in the current Plan Year by giving the Plan Administrator at least 30 days’ advance written notice of such election and agreeing not to make any further Base Salary Deferrals and Voluntary Bonus Deferrals under the Plan for the balance of the current Plan Year.  The Plan Administrator will determine whether the Participant has experienced an Unforeseeable Emergency.  If the Plan Administrator determines that the Participant has experienced an Unforeseeable Emergency the remaining Base Salary Deferrals and Voluntary Bonus Deferrals for such Plan Year will be cancelled.

(2)           to the extent required by a qualified plan maintained by the Employer, a Participant who takes a hardship withdrawal from any such qualified plan pursuant to Treas. Reg. §1.401(k)-1(d)(3), shall have their Base Salary Deferrals and Voluntary Bonus Deferrals for the remainder of the Plan Year cancelled.

(3)           with respect to any Bonus which has a performance period that is the Company’s Fiscal Year, the Plan Administrator may permit an Eligible Associate who has made a Voluntary Bonus Deferral election to cancel such Voluntary Bonus Deferral prior to the first day of the Fiscal Year to which such Bonus relates.

4.2          Matching Contributions.

(a)           Matching Contributions for Tier I Participants.  If a Tier I Participant elects to direct a portion of his Voluntary Bonus Deferral to the Company Stock Fund, the Company shall credit to such Tier I Participant’s Distribution Account for which such Tier I Participant’s Voluntary Bonus Deferrals are credited for a particular Plan Year a Matching Contribution equal to 100% of the Voluntary Bonus Deferral which the Tier I Participant elected to direct to the Company Stock Fund, up to 20% of the Tier I Participant’s Bonus.  Notwithstanding the forgoing, effective for Fiscal Years commencing after January 31, 2014, the Company shall not credit any further Matching Contributions pursuant to this Section 4.2(a) with respect to

Voluntary Bonus Deferrals that relate to Bonuses for Fiscal Years that commence after January 31, 2014.

The Deemed Investment Option for the Matching Contribution (and the related Voluntary Bonus Deferral) shall be the Company Stock Fund until such time as such amounts are distributed.

The Matching Contribution under this Section 4.2(a) shall vest according to the following schedule, on each anniversary of the date on which the Matching Contribution was credited to the Tier I Participant’s Distribution Account, provided that the Tier I Participant does not have a Separation Date prior thereto:

Anniversary of Date of Credit	Vested Percentage
First anniversary	33.33%
Second anniversary	66.66%
Third anniversary	100%

If the Tier I Participant dies or becomes Disabled while employed by the Employer, or terminates employment on or after attaining Normal Retirement Age, the Matching Contribution shall vest immediately on the Separation Date.

(b)           Discretionary Matching Contributions for Tier I and Tier II Participants.  The Company may credit a Matching Contribution to a Tier I Participant’s and/or Tier II Participant’s Distribution Account for any Plan Year, as determined by the Company.  Any such Matching Contribution shall be communicated by the Company to the Plan Administrator and by the Plan Administrator to the Participants prior to the beginning of the relevant Plan Year.  At the time of such communication, the Company shall specify with respect to such Matching Contributions (1) any applicable vesting requirements and (2) the time of distribution.

(c)           General Rules for Matching Contributions.

(1)           Notwithstanding the foregoing, if the Company reaches a finding of Cause with respect to a Participant, the Plan Administrator, acting on behalf of the Company, shall have the discretion to forfeit the vested portion of the Matching Contribution credited to such Participant’s Distribution Account.

(2)           Matching Contributions will be credited as frequently as determined by the Plan Administrator, acting on behalf of the Company, but in any event at least annually.

ARTICLE 5

DISTRIBUTION ACCOUNTS

5.1          Distribution Accounts.  For each Plan Year, the Plan Administrator shall establish and maintain separate Distribution Accounts with respect to each Participant for each Distribution Option Period and for the Retirement Account.  A Participant’s Distribution Accounts shall consist of the Retirement Distribution Account and/or one or more In-Service Distribution Accounts.  The amount of Base Salary Deferrals and Voluntary Bonus Deferrals pursuant to Section 4.1 shall be credited by the Company to the Participant’s Distribution Option

Accounts no later than the first day of the month following the month in which such Base Salary or Bonus would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement.  Any amount once taken into account as Base Salary or Bonus for purposes of this Plan shall not be taken into account thereafter.  The Participant’s Distribution Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

5.2          Returns on Distribution Option Accounts.  A Participant’s Distribution Accounts shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time.  Unless otherwise provided under this Plan, Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Deemed Investment Options available under the Plan only in whole percentages of not less than five percent.  The rate of return, positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the investment fund(s) designated by the Plan Administrator from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.  The Plan Administrator reserves the right, on a prospective basis, to add or delete Deemed Investment Options.

5.3          Deemed Investment Options.  Except as otherwise provided pursuant to Section 5.2, the Deemed Investment Options available under the Plan shall consist of the Company Stock Fund and such other investments funds as the Plan Administrator designates.  Notwithstanding that the rates of return credited to Participants’ Distribution Accounts under the Deemed Investment Options are based upon the actual performance of the investment funds designated by the Plan Administrator, the Company shall not be obligated to invest any Base Salary Deferral and Voluntary Bonus Deferral by, and Matching Contributions for, Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.  Investments in the Company Stock Fund are limited to elections under Section 4.2 only.

5.4          Changes in Deemed Investment Options.  A Participant may change the Deemed Investment Options to which the Participant’s Distribution Accounts are deemed to be allocated with whatever frequency is determined by the Plan Administrator which shall not be less than four times per Plan Year; provided, however, that a Tier I Participant who has elected to invest a portion of his Voluntary Bonus Deferral in the Company Stock Fund may not change such investment option for such Voluntary Bonus Deferrals or for the related Matching Contributions.  A change in the Deemed Investment Options under this Section 5.4 may include (a) the reallocation of the Participant’s existing Distribution Accounts in whole percentages of not less than five percent, and/or (b) a change in investment allocation of amounts to be credited to the Participant’s Distribution Accounts in the future, as may be elected by the Participant.

5.5          Valuation of Distribution Accounts.  The value of a Participant’s Distribution Accounts as of any date shall equal the amounts theretofore credited to such Distribution Accounts, including any earnings (positive or negative) deemed to be earned on such Distribution Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Distribution Accounts.

5.6          Statement of Distribution Accounts.  The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Accounts.

5.7          Distributions from Distribution Accounts.  Any distribution made to or on behalf of a Participant from one or more of his Distribution Accounts in an amount which is less than the entire balance of any such Distribution Account shall be made pro rata from each of the Deemed Investment Options to which such Distribution Account is then allocated.

ARTICLE 6

BENEFITS TO PARTICIPANTS

6.1          Benefits Under the Retirement Distribution Option.  Benefits credited to a Participant’s Retirement Distribution Option shall be distributed to such Participant in a lump sum payment within thirty (30) days following the first day of the seventh month following the Participant’s Separation Date.  The lump sum payment shall be equal to the value of such Retirement Distribution Account as of the business day immediately preceding the date of payment.

6.2          Benefits Under the In-Service Distribution Option.  Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a)           Distribution of Benefits Pursuant to an In-Service Distribution Account.  In the case a Participant is employed by the Employer at the time his particular In-Service Distribution Account is payable, such Participant’s In-Service Distribution Account shall be distributed to the Participant in a lump sum payment.  Unless a Separation From Service occurs prior to the date on which the In-Service Distribution Account is to be paid pursuant to subsection (b) below, distribution of amounts credited to a Participant’s particular In-Service Distribution Account, if any, shall be made in the April of the Plan Year elected by the Participant in the Enrollment Agreement that designated all or a portion of the Base Salary and/or Bonus deferred to be allocated to such In-Service Distribution Account.  The lump sum payment shall be equal to the value of such In-Service Distribution Account as of the business day immediately preceding the date of payment.

(b)           Benefits Upon Separation From Service.  In the case of a Participant who has a Separation From Service with the Employer prior to the date on which his In-Service Distribution Account(s) would otherwise be distributed, all such In-Service Distribution Account(s) shall be paid in a lump within thirty (30) days following the first day of the seventh month following the Participant’s Separation Date.  The lump sum payment shall be equal to the value of such In-Service Account(s) as of the business day immediately preceding the date of payment.

6.3          Distribution of Matching Contributions.  Any Matching Contributions credited to a Participant’s Distribution Account, shall be paid to the Participant at the same time and in the same form as the voluntary deferrals to which such Matching Contributions correspond.

6.4                               Type of Payment.  All payments under the Plan shall be made in cash, except that amounts attributable to Voluntary Bonus Deferrals which are invested in the Company Stock Fund at the Participant’s election and Matching Contributions under Section 4.2(a) shall be distributed in whole shares of Company Stock, with cash for fractional shares.

ARTICLE 7

SURVIVOR BENEFITS

7.1                               Death of Participant Prior to the Commencement of Benefits.  In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 6, distribution of the Participant’s Distribution Accounts shall be made to the Participant’s Beneficiary in a lump sum within sixty (60) days following the date of the Participant’s death.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of the Participant’s Distribution Accounts as of the business day immediately preceding the date of payment.

ARTICLE 8

EMERGENCY BENEFIT

8.1                               Emergency Benefit.  A Participant may request an earlier distribution under the Plan pursuant to this Article 8 if he experiences an Unforeseeable Emergency.  Such request must be made to the Plan Administrator in writing.  The Plan Administrator will determine, in its sole discretion, whether to approve such Participant’s request for a distribution from his Distribution Account on account of an Unforeseeable Emergency.  If the Plan Administrator approves the Participant’s request, the Company will make a distribution from the Participant’s Distribution Account.

8.2                               Additional Rules.

(a)                                 A Participant’s eligibility for a distribution under this Article shall be determined by the Plan Administrator in accordance with the provisions of Treas. Reg. §1.409A-3(i)(3) (or any successor regulation thereto).

(b)                                 The amount distributed to a Participant shall not exceed the amount reasonably necessary to meet the Unforeseeable Emergency, including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, and in determining the amounts reasonably necessary to satisfy the Unforeseeable Emergency the Plan Administrator shall take into account any additional compensation that is available to the Participant as a result of the cancellation of the Participant’s deferral election under this Plan

(c)                                  Amounts distributed under this Article shall be paid first from the applicable portion of the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Distribution Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the applicable portion of the Participant’s In-Service Distribution Accounts, the applicable portion of the Participant’s Retirement Distribution Account may be accessed.

(d)                                 No further benefit shall be paid to a Participant or his Beneficiary with respect to any portion of a Distribution Account that is distributed under this Article.

(e)                                  A Participant who receives a distribution on account of an Unforeseeable Emergency under this Article in a Plan Year shall be prohibited from making any deferrals during the remainder of the Plan Year and must execute a new Enrollment Agreement if such Participant desires to defer Compensation for a future Plan Year.

ARTICLE 9

MISCELLANEOUS

9.1                               Amendment and Termination.  The Plan may be amended, suspended, discontinued or terminated at any time by the Plan Administrator, acting on behalf of the Company; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Distribution Accounts as of the effective date of such amendment, suspension, discontinuance or termination, unless such amendment is necessary to comply with applicable law.  Following termination of the Plan, Participants shall be entitled to a distribution of their vested Distribution Accounts at the time permitted under section 409A of the Code and its corresponding regulations; provided that no such distribution may occur unless such termination is on account of a reason described in Treas. Reg. §1.409A-3(j)(4)(ix)(A), (B) or (C) (or any successor regulation thereto) and the requirements of such regulations, as applicable, are met.

9.2                               Claims Procedure.

(a)                                 Claim.  A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.

(b)                                 Claim Decision.  Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)                                 The specific reason or reasons for such denial;

(2)                                 The specific reference to relevant provisions of the Plan on which such denial is based;

(3)                                 A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

(4)                                 Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(5)                                 The time limits for requesting a review under subsection (c) and for review under subsection (4) hereof; and

(6)                                 The Participant’s right to bring an action for benefits under section 502 of ERISA following an adverse determination on review.

(c)                                  Request for Review.  Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Plan Administrator.  If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

(d)                                 Review of Decision.  Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review the initial determination.  After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Agreement on which the decision is based and a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and the Participant’s right to bring an action for benefits under section 502 of ERISA.  If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

9.3                               Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

9.4                               Limitation of Participant’s Right.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.  Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

9.5                               No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest.  No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

9.6                               Obligations to Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then, to the extent permitted under section 409A of the Code, the Company may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Plan Administrator.

9.7                               Nonalienation of Benefits.  Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan.  The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

9.8                               Protective Provisions.  Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company.

9.9                               Withholding Taxes.  The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

9.10                        Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants.  Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made.  Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

9.11                        Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

9.12                        Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

9.13                        Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

9.14                        Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

9.15                        Notice.  Any notice or filing required or permitted to be given to the Plan Administrator or the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Plan Administrator or the Plan Administrator may designate from time to time.  Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.16                        Section 409A of the Code.  The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall be maintained and administrated in accordance with section 409A of the Code to the extent Section 409A of the Code applies to the Plan.  Notwithstanding anything in the Plan to the contrary, elections to defer Base Salary and Bonus to the Plan, and distributions from the Plan, may only be made in a manner, and upon an event, permitted by section 409A of the Code.  To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  Other than on a valid Enrollment Agreement, in no event shall a Participant, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything in the Plan to the contrary, in no event may a Specified Employee commence receipt of his or her benefit under the Plan on account of a Separation From Service prior to the date that is six months from his or her Separation Date.  For avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.

IN WITNESS WHEREOF, this Amendment and Restatement of The Pep Boys Deferred Compensation Plan is hereby executed effective as of the 31st day of January, 2014.

/s/THE PEP BOYS - MANNY, MOE & JACK